Exhibit 23.1

Paritz & Company, P.A.	15 Warren Street, Suite 25 Hackensack, NJ 07601 (201) 342-342-7753 Fax: (201) 342-7598 E-mail: paritz@paritz.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Kleangas Energy Technologies, Inc.
8110 Ulmerton Rd.
Largo, FL 33771

Gentlemen:

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated February 18, 2013, relating to the consolidated financial statements of Kleangas Energy Technologies, Inc. as of December 31, 2012, and for the period from May 10, 2012 (inception) December 31, 2012, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Paritz & Company, P.A.

Paritz & Company, P.A.
Hackensack, New Jersey

February 22, 2013